Exhibit 99.1

electroCore Announces Third Quarter 2025 Financial Results

Net sales of $8.7 million increased 33% vs. Q3 2024; YTD net sales of $22.8 million increased 26% vs. first nine months of 2024

Cash, cash equivalents, restricted cash, and marketable securities (“Total Cash”) of $13.2 million as of September 30, 2025

Company to host a conference call and webcast today, November 5, 2025, at 4:30 p.m. EDT

ROCKAWAY, NJ, November 5, 2025 (GLOBE NEWSWIRE) – electroCore, Inc. (Nasdaq: ECOR) (“electroCore” or the “Company”), a bioelectronic technology company, today announced financial results for the three and nine months ended September 30, 2025.

Recent Highlights

●	Record revenue for Q3 2025 of $8.7 million, a 33% increase over Q3’2024
●	Year-to-date revenue of $22.8 million, a 26% increase compared to the first nine months of 2024
●	Total Cash of $13.2 million as of September 30, 2025
●	Increased FY 2025 revenue guidance

“Prescription sales continued to accelerate in this quarter driven by sales within the department of Veteran Affairs (“VA”) market. gammaCore and Quell Fibromyalgia each showed strong growth in the VA with gammaCore sales increasing 16% over the same period in 2024 and Quell contributing $530,000 in VA revenues and $595,000 of total product sales in the quarter,” commented Dan Goldberger, CEO of electroCore. “With Truvaga revenue also hitting a record high of $1.7 million in the quarter, we are increasing our revenue guidance to $31.5 million to $32.5 million for the full year 2025.”

Third Quarter 2025 Financial Results and Select Guidance

For the three months ended September 30, 2025, electroCore’s net sales totaled $8.7 million compared to $6.6 million in the same period of 2024, a 33% year-over-year increase. The $2.1 million increase was driven primarily by higher sales of prescription devices and growth in the Company’s non-prescription general wellness TruvagaTM products. As of September 30, 2025, 195 VA facilities have purchased prescription gammaCore products up from 166 a year ago.

(in thousands)	Three months ended September 30,		% Change	Nine months ended September 30,		% Change
Channel	2025	2024		2025	2024
Prescription Devices	$6,810	$5,703	19%	$18,490	$15,972	16%
Health and Wellness Products	1,879	851	121%	4,299	2,164	99%
Total Net Sales	$8,689	$6,554	33%	$22,789	$18,136	26%

Gross profit in the three months ended September 30, 2025 was $7.5 million, or 86% gross margin, as compared to $5.5 million, or 84% gross margin for the three months ended September 30, 2024.

Research and development expense in the third quarter of 2025 was $0.7 million, as compared to $0.5 million in the third quarter of 2024. This increase was primarily due to increased development costs associated with our next generation mobile application.

Selling, general and administrative expense was $9.7 million for the three months ended September 30, 2025, an increase of $2.1 million as compared to $7.6 million for the previous year period. This increase was primarily due to greater investment in selling and marketing costs, consistent with the Company’s increase in sales. For the remainder of 2025, the Company plans on continuing to make targeted investments in sales and marketing to support its commercial efforts.

Total operating expenses in the three months ended September 30, 2025, were approximately $10.4 million as compared to $8.1 million in the three months ended September 30, 2024.

Total other expense was $0.5 million for the three months ended September 30, 2025, which consisted primarily of $0.4 million of acquisition-related costs in connection with a change in estimated liability (the “CVR Liability”) payable to pre-closing shareholders of NeuroMetrix, Inc. (“NURO”), pursuant to a contingent value rights agreement, and interest expense on the convertible debt financing with Avenue Venture Opportunities Fund II, L.P. (“Avenue”), as compared to total other income of $0.2 million for the three months ended September 30, 2024, which consisted mainly of interest income.

Net loss in the third quarter of 2025 was $3.4 million, or a loss of $0.40 per share, as compared to $2.5 million net loss, or a loss of $0.31 per share, in the third quarter of 2024. The increase in net loss is primarily attributable to an increase in other expense (income) related to the CVR Liability, and interest expense on the convertible debt financing with Avenue. Net loss per share includes a loss of $0.05 per share and $0.02 per share attributed to the CVR Liability and interest expense, respectively.

Adjusted EBITDA net loss in the third quarter of 2025 was $2.0 million as compared to adjusted EBITDA net loss of $2.1 million in the third quarter of 2024.

The Company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-compensation expense, inventory reserve charges, accounts receivable reserve charges, non-recurring recruiting fees, severance and other related charges, legal fees associated with stockholders’ litigation and the intellectual property litigation, benefit from income taxes, and non-recurring transaction charges associated with the acquisition of NURO and other business development activities, or other one-time charges. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss is provided in the financial statement table below.

Total Cash at September 30, 2025, totaled approximately $13.2 million, as compared to approximately $12.2 million as of December 31, 2024.

Full Year 2025 and Select 2026 Outlook

For the full year of 2025, the Company is increasing its revenue guidance to $31.5 - $32.5 million and adjusting its net cash usage estimate for the fourth quarter of 2025 to be between approximately $2.0 and $2.5 million. The Company expects to reach $12.0 million in quarterly revenue and achieve its first quarter of positive adjusted EBITDA in the second half of 2026.

Webcast and Conference Call Information

electroCore’s management team will host a conference call today, November 5, 2025, beginning at 4:30 PM EDT. Investors must register at the following link to receive login credentials and be able to ask questions on the call: Q3 2025 Financial Results Weblink.

Attendees who prefer to participate in “Listen Only” mode may dial in as follows:

Dial-In: (646) 931-3860

Webinar ID: 822 9598 1338

Passcode: 454695

An archived webcast of the event will be available on the “Investors” section of the company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. and its subsidiaries (“electroCore” or the “Company”) is a bioelectronic technology company whose mission is to improve health and quality of life through innovative non-invasive bioelectronic technologies. The Company’s two leading prescription products to treat chronic pain syndromes through non-invasive neuromodulation technology are gammaCore non-invasive vagus nerve stimulation, or nVNS, and the Quell® Fibromyalgia. Additionally, the Company commercializes its handheld and personal use Truvaga and TAC-STIM nVNS products utilizing bioelectronic technologies to promote general wellness and human performance.

For more information, visit www.electrocore.com.

Forward-Looking Statements

This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about, electroCore’s business prospects and clinical and product development plans; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; business prospects around its prescription gammaCore product, general wellness Truvaga and TAC-STIM products, Quell products, and other potential new products and markets, revenue, net cash usage and positive adjusted EBITDA guidance for the fourth quarter and full year 2025 and the second half of 2026, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” and other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore, TAC-STIM, and Truvaga, Quell, electroCore’s results of operations and financial performance, inflation and currency fluctuations, and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall economic and market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Contact:

ECOR Investor Relations

(973) 302-9253

investors@electrocore.com

electroCore, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$8,689	$6,554	$22,789	$18,136
Cost of goods sold	1,219	1,065	3,171	2,791
Gross profit	7,470	5,489	19,618	15,345
Operating expenses
Research and development	662	521	1,815	1,555
Selling, general and administrative	9,692	7,619	28,015	22,881
Total operating expenses	10,354	8,140	29,830	24,436
Loss from operations	(2,884)	(2,651)	(10,212)	(9,091)
Other (income) expense
Interest and other income	(62)	(159)	(213)	(439)
Interest expense	208	5	266	128
Other expense	375	-	714	-
Total other expense (income)	521	(154)	767	(311)
Loss before income taxes	(3,405)	(2,497)	(10,979)	(8,780)
Benefit from income taxes	-	-	48	122
Net loss	$(3,405)	$(2,497)	$(10,931)	$(8,658)
Net loss per share of common stock – Basic and Diluted	(0.40)	(0.31)	(1.31)	$(1.19)
Weighted average common shares outstanding – Basic and Diluted	8,445	8,093	8,351	7,255

electroCore, Inc.

Condensed Consolidated Balance Sheet Information

(unaudited)

(in thousands)

	September 30, 2025	December 31, 2024
Total Cash	$13,201	$12,219
Total assets	$21,412	$20,471
Current liabilities	$12,141	$9,152
Total liabilities	$22,485	$12,927
Total (deficit) equity	$(1,073)	$7,544

(Unaudited) Use of Non-GAAP Financial Measure

The Company is presenting adjusted EBITDA net loss because it believes this measure is a useful indicator of its operating performance. Management uses this non-GAAP measure principally as a measure of the Company’s core operating performance and believes that this measure is useful to investors because it is frequently used by the financial community, investors, and other interested parties to evaluate companies in the Company’s industry. The Company also believes that this measure is useful to its management and investors as a measure of comparative operating performance from period to period. Additionally, the Company believes its use of non-GAAP adjusted EBITDA net loss from operations facilitates management’s internal comparisons to historical operating results by factoring out potential differences caused by gains and charges not related to its regular, ongoing business, including, without limitation, non-cash charges and certain large and unpredictable charges such as restructuring expenses.

The Company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-compensation expense, inventory reserve charges, accounts receivable reserve charges, non-recurring recruiting fees, severance and other related charges, legal fees associated with stockholders’ litigation and the intellectual litigation, benefit from income taxes, and non-recurring transaction charges associated with the acquisition of NURO and other business development activities, or other one-time charges. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss is provided in the financial statement table below.

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2025	2024	2025	2024
GAAP net loss	$(3,405)	$(2,497)	$(10,931)	$(8,658)
Depreciation and amortization	118	185	394	592
Stock-based compensation	415	400	1,460	1,356
Inventory reserve change	(98)	-	(241)	-
Severance and other related charges	-	-	180	-
Acquisition related expenses	501	-	828	-
Reserve for bad debt charge	-	-	548	-
Interest and other (income) expense	146	(154)	1	(311)
Benefit from income taxes	-	-	(48)	(122)
Non-recurring one-time charges	280	-	330	-
Adjusted EBITDA net loss	$(2,043)	$(2,066)	$(7,479)	$(7,143)

The Company’s use of a non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under GAAP. Some of these limitations are: (i) the non-GAAP measure does not reflect interest or tax payments that may represent a reduction in cash available; (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and the non-GAAP measure does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; (iii) the non-GAAP measure does not reflect the potentially dilutive impact of equity-based compensation; and (iv) the non-GAAP measure does not reflect changes in, or cash requirements for working capital needs; other companies, including companies in electroCore’s industry, may calculate adjusted EBITDA net loss differently, effectively reducing its usefulness as a comparative measure.

Because of these and other limitations, you should consider the non-GAAP measure together with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and other GAAP results. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss has been provided in the preceding financial statements table of this press release.